Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
P. O. Box 123	Contact: Ted W. Owen
Alvin, Texas 77512	(281) 331-6154

TEAM, INC. REPORTS RECORD FY08 RESULTS OF $1.20 PER SHARE; PROVIDES FY09 EARNINGS GUIDANCE OF $1.45 TO $1.60 PER SHARE

ALVIN, TX, July 23, 2008—Team, Inc. (NASDAQ: TISI) today reported net income of $9.4 million ($0.47 per diluted share) and $23.6 million ($1.20 per diluted share) for its fourth quarter and full fiscal year ended May 31, 2008, respectively. These are record results for both the quarter and full year reflecting net income growth of 54% and 52% versus the prior year quarter and fiscal year results, respectively. For the quarter, Team’s revenues increased 50% to $143.9 million compared to the corresponding prior year quarter. For the full fiscal year, Team’s revenues increased 50% to $478.5 million.

“We are pleased with our record results and the continuing strong growth of our business both organically and via our recent acquisitions in Canada and Europe,” said Phil Hawk, Team’s Chairman and CEO. “Our outlook for the coming year continues to be very positive.”

Overall Fiscal Year 2008 Results

Team’s operating income for the fourth quarter and full fiscal year were $17.0 million and $45.9 million, respectively, an increase of 51% from the corresponding prior periods for each. Operating profit margins (operating income as a percent of revenue) for the quarter and full year were 12% and 10%, respectively, consistent with the respective prior year periods.

Team reported very strong revenue and profit growth across both divisions and nearly all service lines and geographic areas during both the fourth quarter and full year. Overall growth for both periods was about 50%. Team’s results include revenues associated with the recent Aitec and LRS acquisitions of $24.1 million and $65.5 million for the fourth quarter and full fiscal year, respectively. Excluding these revenues, Team’s organic revenue growth rates were 25% and 30% for the quarter and full year, respectively. This organic growth continues to be very broad based. For the year, all of Team’s regions experienced revenue growth, and nearly all regions achieved “double digit” growth. For the year, all of Team’s service lines also grew revenues, with all but one growing at “double digit” rates. To support this organic growth, the company increased its total field resources (excluding the impact of acquisitions) by over 600 additional employees during the year. “We continue to be pleased with the overall performance of our industrial services business. The positive impact of our newly acquired businesses, our strong organic business growth, the continuing growth in our field personnel, and the positive market outlook are all noteworthy,” reported Phil Hawk.

Gross Margin for the fourth quarter and full fiscal year were $47.9 million and $155.7 million, respectively, up 41% from each of the corresponding prior year periods. Gross margin as a percentage of revenue was 33% for both the quarter and the fiscal year which is approximately two percentage points below the prior year periods. This margin decline reflects the impact of the acquired businesses which currently have lower gross margins and a small net reduction in legacy business gross margins where a decrease in TMS Division gross margins was partially offset by an increase in the legacy TCM gross margins.

SG&A expenses in both the fourth quarter and full year periods increased significantly reflecting the Aitec and LRS acquisitions along with investments in field infrastructure and personnel to support the growth of the business. However, as a percentage of sales, SG&A expenses decreased approximately two percentage points from the prior year periods to 21% and 23% for the quarter and full year, respectively.

Business Outlook/Guidance for Fiscal Year 2009

Reflecting the continuing positive outlook for the business, the company expects revenue for the Fiscal Year 2009 (the fiscal year ending May 31, 2009) to be in the range of $530 to $545 million. Net income is expected to be $1.45 to $1.60 per fully diluted share. Consistent with its past practices, Team does not provide specific guidance for individual quarters, but will confirm or update its annual guidance at least quarterly.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Thursday, July 24, 2008 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-826-1586 and use conference code 22211717.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the United States, Aruba, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Named by Forbes Magazine as one of the 200 best small companies, and by Fortune Magazine as one of the 100 fastest growing public companies, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$143,854	$96,133	$478,475	$318,348
Operating expenses	95,973	62,254	322,810	208,186

Gross margin	47,881	33,879	155,665	110,162
Selling, general and administrative expenses	30,837	22,556	109,792	79,825

Operating income	17,044	11,323	45,873	30,337
Interest expense, net	1,406	1,037	6,491	4,204

Earnings before income taxes	15,638	10,286	39,382	26,133
Provision for income taxes	6,277	4,202	15,759	10,618

Net income	$9,361	$6,084	$23,623	$15,515

Earnings per common share:
Basic	$0.51	$0.34	$1.30	$0.88

Diluted	$0.47	$0.31	$1.20	$0.82

Weighted average number of shares outstanding:
Basic	18,491	17,838	18,226	17,540

Diluted	19,784	19,380	19,676	18,866

Continuing operations data:

Revenues comprised of:
TCM Division	$82,227	$54,825	$274,531	$171,030
TMS Division	61,627	41,308	203,944	147,318

	$143,854	$96,133	$478,475	$318,348

Gross margin comprised of:
TCM Division	$27,914	$18,780	$84,145	$54,478
TMS Division	19,967	15,099	71,520	55,684

	$47,881	$33,879	$155,665	$110,162

Operating income comprised of:
Industrial Services	$23,078	$15,666	$64,276	$44,785
Corporate	(6,034)	(4,343)	(18,403)	(14,448)

	$17,044	$11,323	$45,873	$30,337

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

MAY 31, 2008 AND MAY 31, 2007

(in thousands)

	May 31, 2008	May 31, 2007
	(unaudited)
Current assets	$156,923	$107,513
Property, plant and equipment, net	56,138	35,166
Other non-current assets	67,400	28,375

Total assets	$280,461	$171,054

Current liabilities	$56,744	$37,284
Long term debt net of current maturities	96,818	48,774
Other non-current liabilities and minority interests	6,137	793
Stockholders’ equity	120,762	84,203

Total liabilities and stockholders’ equity	$280,461	$171,054